EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
Attachment to item 77D:
  Policies with respect to security investments.

EXHIBIT C:
  Attachment to item 77I
  Terms of new or amended securities

EXHIBIT D:
  Attachment to item 77Q1:
  Exhibits
-------------------------------------------------------

EXHIBIT A:
Report of Independent Auditors

To the Board of Trustees
WT Investment Trust I and WT Mutual Fund

In planning and performing our audits of the financial statements of WT Investment Trust I and WT Mutual Fund (the "Funds") for the fiscal years ended June 30, 2000, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operations, including controls for safeguarding securities, that we consider to be material weaknesses as defined above at June 30, 2000.

This report is intended solely for the information and use of the Board of Trustees and management of WT Investment Trust I and WT Mutual Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

ERNST & YOUNG LLP
Philadelphia, Pennsylvania
August 4, 2000



EXHIBIT B:
SUB-ITEM 77D:  Policies with respect to security investments

The following investment policies have been changed or amended by approval of the Board of Trustees since December 31, 1999 for the master Series and its feeder Portfolio indicated below:

1. With respect to the Small Cap Core Series/Wilmington Small Cap Core Portfolio, at the May 11,2000 meeting of the Board of Trustees, the Board approved changes to the Small Cap Core Series' limitation with respect to market capitalization to read as follows:

     ""...common stocks of U.S. corporations that are judged by the adviser to have strong growth characteristics or to be undervalued in the marketplace relative to underlying profitability and have a market capitalization (at the time of purchase) which is less than that of the largest stock in the Russell 2000 Index."

2.  With respect to the International Multi-Manager
Series/Wilmington International Multi-Manager Portfolio, at the
August 17, 2000 Board of Trustees meeting, the Board approved changes to the International Multi-Manager Series' definition of a "foreign issuer" to read as follows:

     ""a foreign issuer is an issuer which (1) is organized under the laws of a non-U.S. country or (2) derives at least 50% of its revenues or profits from goods produced or sold, investments made, or services performed in a non-U.S. country or has at least 50% of its assets situated in a non-U.S. country."



EXHIBIT C:
SUB-ITEM 77I:  Terms of new or amended securities

On August 11, 2000, WT Mutual Fund registered three new portfolios with the Securities and Exchange Commission in Post-Effective Amendment No. 11 to its registration statement on Form N-1A pursuant to Rule 485(a) of the Securities Act of 1933, as amended. The new portfolios are the (i) Roxbury Mid Cap Fund,
(ii) Roxbury Science and Technology Fund and (iii) Roxbury Socially Responsible Fund.



EXHIBIT D
SUB-ITEM 77Q1:  Exhibits

(b)  1.  With respect to the Small Cap Core Series/Wilmington
Small Cap Core Portfolio, the text of the market capitalization limitation reads as follows:

     ""...common stocks of U.S. corporations that are judged by the adviser to have strong growth characteristics or to be undervalued in the marketplace relative to underlying profitability and have a market capitalization (at the time of purchase) which is less than that of the largest stock in the Russell 2000 Index."

     2.  With respect to the International Multi-Manager
Series/Wilmington International Multi-Manager Portfolio, the text of the definition of a "foreign issuer" reads as follows:

     ""a foreign issuer is an issuer which (1) is organized under the laws of a non-U.S. country or (2) derives at least 50% of its revenues or profits from goods produced or sold, investments made, or services performed in a non-U.S. country or has at least 50% of its assets situated in a non-U.S. country."